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NEWS RELEASE

Contacts: Mary Wright
978.282.5859
mary.wright@vsea.com
or
Shellie M. Roth
Investor Relations Partners, Inc.
973.535.8389
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Varian Semiconductor Equipment Associates Issues Letter to Shareholders for Fiscal 2002

GLOUCESTER, MA, December 30, 2002 –Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA) today issued its annual Letter to Shareholders for fiscal 2002. The letter from chairman and chief executive officer Richard A. Aurelio and president and chief operating officer Ernest L. Godshalk is posted on the company’s investor relations website page at www.vsea.com.

The Company announced that it was taking advantage of website communications to post the letter for maximum distribution, as opposed to the traditional and more expensive mailings that have been done in previous years.

The Company’s annual report on Form 10K and its proxy materials are also available via the investor relations website page at www.vsea.com.

About Varian Semiconductor

Varian Semiconductor Equipment Associates, Inc. is the leading producer of ion implantation equipment used in the manufacture of semiconductors. The Company is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in the Company’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

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[VARIAN SEMICONDUCTOR EQUIPMENT LOGO APPEARS HERE]

To Our Shareholders,

During the sharpest downturn in semiconductor industry history, Varian Semiconductor has further differentiated itself in several positive ways. In 2002, we maintained operating profitability despite significantly reduced revenue levels, introduced important new products, maintained our focus on customer satisfaction and increased our investment in new product development.

Succeeding in the semiconductor capital equipment industry requires:

❑    A clear product roadmap, developed in conjunction with our customers.

❑    A culture of customer satisfaction committed to quality and service.

❑    An operating philosophy that is focused on maximizing market share and profitability throughout the cycle.

Our financial results reflect the success of this operating philosophy. Some of our specific 2002 initiatives included:

❑    Improving factory operations – we reduced cycle times, overhead costs and supplier lead times.

❑    Advancing two major products – the VIISta 810HP medium current tool, and delivery of a VIISta P2LAD tool to a major customer for joint development of process technology.

❑    Reducing our quarterly breakeven point – we lowered our breakeven point to approximately $82 million and tightly managed our operations to support a $29 million increase in cash.

Ion Implantation: Technology-Driven Growth

Ion implantation has become more technology driven because of device requirements for advanced process control and features such as angle accuracy and energy and particulate purity. These requirements exceed the capabilities of legacy tools, and together they contribute to our optimism for the future:

❑    Long-term indications are that chip demand will continue to grow as technology advances and more applications are introduced.

❑    The number of implant steps at each device node should increase as chip designs become more complex and require greater precision.

❑    Throughput per implanter, particularly at lower energies, should decline, resulting in increasing demand for tools.

❑    As the demand for more advanced tools accelerates, individual implanter generations are likely to span fewer technology nodes.

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2002: Accomplishments That Build Toward Future Success

Many of this year’s achievements provide the foundation for our long-term success:

❑    Shipped our 100th VIISta ion implanter and our 800th E-series ion implanter.

❑    Shipped our VIISta 80 to six new, single-wafer high current tool customers.

❑    Launched our supplier portal website. The portal is designed to reduce lead times and more tightly integrate our supply chain.

❑    Led the industry again in ion implant market share, with 36 percent overall unit share for calendar year 2001.

❑    Received several major patent awards, including:

o    The Varian Positioning System (VPS™), an angle control feature that enables device manufacturers to achieve atomic level precision.

o    VSEA’s beam current sensor technology, which uses sensors throughout the beamline thus reducing tool setup time.

o    The Varian Control System™, which has e-diagnostics capability to improve fab productivity.

What Makes Varian Semiconductor Different?

Our primary – and most significant – differentiator is single wafer technology at all energies and doses.

The VIISta platform remains the only solution capable of single wafer processing for all ion implant applications. Its common processing technology and control and wafer handling systems provide semiconductor manufacturers with greater production flexibility, and lower operating and integration costs.

Single wafer processing has historically been the mainstay of medium current implant applications, as these typically require precise angle control, low contamination and high-tilt angle capabilities not possible with batch implanters.

Traditionally, high current and high energy applications were done on batch implanters despite their inherent implant angle variations and relatively high contamination levels. However, as semiconductor devices scale down to 130nm and beyond, semiconductor-manufacturing processes are requiring the implant angle precision and the cleanliness of single wafer platforms for these applications, too.

Also, as devices scale to smaller geometries, we anticipate that high current implanters will be required to run in what is called “decel” mode (a method of decelerating the ions from a higher energy to a lower energy, just before they are implanted into the wafer) in order to deliver better combined precision and productivity. The unique dual magnet and broad ion-beam architecture in our VIISta 80 high current system is capable of delivering excellent decel mode productivity with energy purity.

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In addition, we continue to develop our advanced VIISta P2LAD, a pulsed plasma doping system, in conjunction with key customers. Our unique technology is designed to enable breakthrough productivity for traditional high current process steps especially at the 65nm technology node and beyond.

As semiconductor manufacturers continue to deliver smaller and faster devices, we expect that the demand for Varian Semiconductor’s single wafer ion implanters’ precision and process purity will increase.

Investment in Talent

We also had the opportunity this year to strengthen our senior management team. In April, John Aldeborgh joined us as Vice President of Sales and Marketing. Leveraging John’s seventeen years of semiconductor industry experience, the sales and marketing organization is dedicated to advancing our strategic roadmap and enhancing customer satisfaction.

Achieving a Common Vision

Varian Semiconductor has a thirty-year history of supplying ion implanters to virtually all device manufacturers, but only a three and one-half year history as an independent, publicly held company. In that brief period, we have earned several distinctions: we were the fastest growing major semiconductor capital equipment company in 2000; we have increased our cash by $208 million since becoming a separate public company on April 2, 1999; we have managed through this downturn of almost two years with only one quarter of moderate losses; and, in 2002, we made operational improvements and introduced new products that should position us for future success.

In that same brief period, the management and employees of Varian Semiconductor have achieved a common vision: we think of ourselves as shareholders and are committed to maximizing shareholder returns in all business climates.

Looking ahead, we are poised to take advantage of the industry upturn when it occurs. Our ability to execute efficiently and our strong operating and financial leverage will enable us to continue our market and technology leadership.

We want to express our sincere thanks to our shareholders as well as our employees, customers and suppliers. We value your continuing support.

Richard A. Aurelio	Ernest L. Godshalk
Chairman and Chief Executive Officer	President and Chief Operating Officer

December 30, 2002

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Safe Harbor Statement: This Annual Letter to Stockholders contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, the statements concerning the industry outlook, future changes in products and technology, the Company’s operating outlook, sales growth, market share, operating efficiencies, capacity utilization, technology leadership, and technological capabilities and benefits, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; the Company’s dependence on a small number of customers; fluctuations in the Company’s quarterly operating results; the Company’s transition to new products; uncertain protection of the Company’s patent and other proprietary rights; concentration in the Company’s customer base and lengthy sales cycles; the Company’s reliance on a limited group of suppliers; potential environmental liabilities; the Company’s dependence on certain key personnel; the Company’s limited operating history; and the risk of substantial indemnification obligations under the agreements governing the spin-off of the Company from Varian Associates, Inc. on April 2, 1999. These and other important risk factors that may affect our actual results are discussed in detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and in other reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of the forward-looking statements after the date of this letter.